REID & PRIEST LLP
                                 40 West 57th Street
                                 New York, NY  10019
                                Telephone 212 603-2000
                                   Fax 212 603-2001


                                                  New York, New York
                                                  May 1, 1998


          PP&L, Inc.
          Two North Ninth Street
          Allentown, Pennsylvania 18101-1179

          Ladies and Gentlemen:

                    Reference is made to the prospectus supplement, (the "Prospectus"), dated April 28, 1998, filed by PP&L, Inc. with the Securities and Exchange Commission on April 30, 1998 pursuant to Rule 424 under the Securities Act of 1933, as amended, relating to the offering of PP&L, Inc.'s First Mortgage Bonds, 6 1/8% REset Put Securities Series due 2006 (the "Bonds").

                    We are of the opinion that the statements set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus constitute an accurate description, in general terms, of certain United States federal income tax considerations that may be relevant to the prospective holders of the Bonds.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus under the caption "Certain United States Federal Income Tax Considerations."

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP